                          INDEX TO FINANCIAL STATEMENTS

                                                                    EXHIBIT 99.2


                                                                                                              PAGE
                                                                                                              ----
Independent Auditor's Report .............................................................................      F-2

Consolidated Balance Sheets - June 30, 2001 (unaudited) and December 31, 2000 ............................      F-3

Consolidated Statements of Operations - For the Six Months Ended June 30, 2001 (unaudited)
     and for the Year Ended December 31, 2000 ............................................................      F-4

Consolidated Statements of Comprehensive Income - For the Six Months Ended June 30, 2001
     (unaudited) and for the Year Ended December 31, 2000 ................................................      F-5

Consolidated Statement of Changes in Stockholders' Equity - For the Period from January 1, 2000
     through June 30, 2001 (unaudited) ...................................................................      F-6

Consolidated Statements of Cash Flows - For the Six Months Ended June 30, 2001 (unaudited)
     and for the Year Ended December 31, 2000 ............................................................      F-7

Notes to Consolidated Financial Statements ...............................................................      F-8


                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Cody Company and Subsidiaries
Denver, Colorado


We have audited the accompanying consolidated balance sheet of Cody Company and Subsidiaries (the "Company"), as of December 31, 2000, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cody Company and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

HEIN + ASSOCIATES LLP
Denver, Colorado
March 16, 2001

                          CODY COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                        June 30,
                                                                                          2001         December 31,
                                                                                       (unaudited)         2000
                                                                                     -------------     ------------
                                                                                                ($ in 000's)
                                     ASSETS
                                     ------

Current Assets:
    Cash and cash equivalents                                                        $        1,028   $        8,061
    Marketable securities, at fair value                                                     33,440           34,559
    Receivables, sale of securities                                                          32,177           32,177
    Accounts receivable, net                                                                 11,538           11,540
    Current income tax receivable                                                            10,047                -
    Current portion of notes receivable                                                          25               26
    Other current assets                                                                      3,636            4,362
                                                                                     --------------   --------------
             Total current assets                                                            91,891           90,725

Property and Equipment

     Oil and gas properties, under the successful efforts method, net                       111,440          109,526
     Other, net                                                                              16,569           14,458
                                                                                     --------------   --------------
             Total property and equipment                                                   128,009          123,984

Notes Receivable and Other                                                                      793              801

Cash Surrender Value of Life Insurance Policies                                              27,450           27,388
                                                                                     --------------   --------------

Total Assets                                                                         $      248,143   $      242,898
                                                                                     ==============   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
    Accounts payable                                                                 $        5,419   $        8,965
    Accrued liabilities                                                                      23,386            7,214
    Taxes payable                                                                             1,900                -
    Deferred income taxes                                                                    11,416           10,200
    Other current liabilities                                                                 7,802            7,770
                                                                                     --------------   --------------
             Total current liabilities                                                       49,923           34,149

Long-term Debt                                                                                   50           22,700

Deferred Income Taxes                                                                         8,939            5,800

Commitments and Contingencies (Note 9)

Stockholders' Equity:
    Common stock, no par value; 500,000 shares authorized;
        448,164 shares issued and outstanding                                                     -                -
    Additional paid-in capital                                                               60,451           60,451
    Retained earnings                                                                       124,823          115,630
    Accumulated other comprehensive income                                                    3,957            4,168
                                                                                     --------------   --------------
             Total stockholders' equity                                                     189,231          180,249
                                                                                     --------------   --------------

Total Liabilities and Stockholders' Equity                                           $      248,143   $      242,898
                                                                                     ==============   ==============

       See accompanying notes to these consolidated financial statements.

                          CODY COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                      For the Six
                                                                                         Months
                                                                                         Ending          For the Year
                                                                                        June 30,            Ending
                                                                                          2001            December 31,
                                                                                      (unaudited)            2000
                                                                                    -----------------   ---------------
                                                                                                 ($ in 000's)
Revenues:
    Oil and gas sales                                                               $        53,368     $        64,813
    Ranching                                                                                    661               4,874
    Investment income                                                                         1,250               4,388
    Sales of land held for development                                                            -               1,407
    Other income                                                                              3,387                 660
                                                                                    ---------------     ---------------
             Total revenues                                                                  58,666              76,142
                                                                                    ---------------     ---------------

Costs and Expenses:
    Oil and gas operations:
         Lease operating                                                                      5,464               9,992
         Severance taxes and marketing                                                          905               5,319
         Exploratory and other oil and gas costs                                                477               2,552
    Ranching                                                                                    657               1,600
    Land operations                                                                               -               1,073
    General and administrative                                                                5,394               7,207
    Severance expense and merger costs                                                       12,552               3,600
    Depletion, depreciation and amortization                                                  9,338              19,628
                                                                                    ---------------     ---------------
             Total costs and expenses                                                        34,787              50,971
                                                                                    ---------------     ---------------

Income From Operations                                                                       23,879              25,171

    Interest expense                                                                           (475)             (2,931)
    Gain (loss) on sale of assets                                                                 4              (1,369)
    Other                                                                                        62                 576
                                                                                    ---------------     ---------------

Income Before Income Taxes and Cumulative Effect of Change in Accounting
    Principle                                                                                23,470              21,447

    Income tax expense                                                                      (12,153)             (3,912)
                                                                                    ---------------     ----------------

Income Before Cumulative Effect of a Change in Accounting Principle                          11,317              17,535
    Cumulative effect of change in accounting for derivatives, net of income
         tax benefit of ($1,252)                                                             (2,124)                  -
                                                                                    ---------------     ---------------

Net Income                                                                          $         9,193     $        17,535
                                                                                    ===============     ===============


       See accompanying notes to these consolidated financial statements.

                          CODY COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                          For the Six
                                                             Months
                                                             Ending
                                                            June 30,          For the Year
                                                              2001           Ending December
                                                          (unaudited)           31, 2000
                                                        ---------------     ------------------
                                                                    ($ in 000's)
Net Income                                              $         9,193     $        17,535

Change in Unrealized Gains on Available for Sale
  Securities, Net of Income Taxes:                                 (211)                703
                                                        ---------------     ---------------

Comprehensive Income                                    $         8,982     $        18,238
                                                        ===============     ===============

       See accompanying notes to these consolidated financial statements.

                          CODY COMPANY AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM JANUARY 1, 2000 THROUGH JUNE 30, 2001
                                  ($ in 000's)

                                                                                                      Unrealized
                                                                                                       Gains On
                                                 Common Stock          Additional                     Securities        Total
                                           -------------------------    Paid-in        Retained       Available-     Stockholders'
                                             Shares          Amount     Capital        Earnings        For-sale         Equity
                                           ------------   ---------- --------------  ------------- ---------------- ---------------
Balances, January 1, 2000                     448,164     $       -  $      60,451   $     98,095  $        3,465   $       162,011

        Net change in unrealized gain               -             -              -              -             703               703
        Net income                                  -             -              -         17,535               -            17,535
                                           ----------     ---------  -------------   ------------  --------------   ---------------

Balances, December 31, 2000                   448,164             -         60,451        115,630           4,168           180,249

        Net change in unrealized gain
        (unaudited)                                 -             -              -              -            (211)             (211)
        Net income (unaudited)                      -             -              -          9,193               -             9,193
                                           ----------     ---------  -------------   ------------  --------------   ---------------

Balances, June 30, 2001 (unaudited)           448,164     $       -  $      60,451   $    124,823  $        3,957   $       189,231
                                           ==========     =========  =============   ============  ==============   ===============

       See accompanying notes to these consolidated financial statements.

                          CODY COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     For the Six        For the Year
                                                                                    Months Ending          Ending
                                                                                    June 30, 2001       December 31,
                                                                                     (unaudited)            2000
                                                                                  ------------------   ----------------
                                                                                              ($ in 000's)
    Cash Flows from Operating Activities:
        Net income                                                                $        9,193       $      17,535
        Adjustments to reconcile net income to net cash provided by operating activities:
             Cumulative effect of change in accounting principle                           2,124                   -
             Depletion, depreciation and amortization                                      9,338              19,628
             (Gain)/ loss on sale of oil and gas properties                                 (102)               (206)
             Change in cash surrender value of life insurance policies                       (62)               (577)
             (Gain)/loss on sale of investments                                               98               1,575
             Deferred income tax expense                                                   5,736                 469
             Changes in operating assets and liabilities:
                 Accounts receivable and accrued income                                        2              (6,102)
                 Income tax receivable                                                   (10,047)                  -
                 Prepaid expenses and other current assets                                  (912)             (1,121)
                 Accounts payable and accrued liabilities                                 13,165               8,992
                 Other                                                                       162                 495
                                                                                  --------------       -------------
             Net cash provided by operating activities                                    28,695              40,688

    Cash Flows from Investing Activities:
        Additions to property and equipment                                              (13,697)           (51,102)
        Proceeds from sale of oil and gas properties                                         436              1,169
        Proceeds from sale of land                                                             -                950
        Net sale of marketable securities                                                    681              6,052
        Decrease in notes receivable and other                                                 9              2,067
                                                                                  --------------       ------------
             Net cash used in investing activities                                       (12,571)           (40,864)

    Cash Flows from Financing Activities:
        Draw on short sale of equity securities                                             (507)            (1,138)
        Proceeds from long-term debt                                                           -             18,800
        Payments on long-term debt                                                       (22,650)           (21,300)
                                                                                  --------------       ------------
             Net cash used in financing activities                                       (23,157)            (3,638)
                                                                                  --------------       ------------

    Net Decrease in Cash and Cash Equivalents                                             (7,033)            (3,814)

    Cash and Cash Equivalents, at beginning of period                                      8,061             11,875
                                                                                  --------------       ------------

    Cash and Cash Equivalents, at end of period                                   $        1,028       $      8,061
                                                                                  ==============       ============

    Supplemental Cash Flow Information:
        Interest paid                                                             $          489       $      2,900
                                                                                  ==============       ============
        Income taxes paid                                                         $       12,865       $      4,746
                                                                                  ==============       ============


       See accompanying notes to these consolidated financial statements.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2001 is unaudited)



1.    Organization and Summary of Significant Accounting Policies:
      -----------------------------------------------------------

      Organization - Cody Company (Cody) was formed in 1967, as a wholly-owned
      ------------
      subsidiary of The Gates Corporation (Gates), to act as a holding company for Gates' interests in the oil and gas industry. In 1996, Gates reorganized its holdings, and in a simultaneous spinoff, Cody received various Gates assets including Gates Land Company (a land development company located in Colorado Springs, Colorado), and A Bar A Ranch, Inc. (cattle and dude ranching (hospitality) operations located in Colorado and Wyoming, which are reporting as ranching for financial statement purposes). Oil and gas interests were also transferred from Gates to a wholly-owned Limited Liability Company, Cody Energy, LLC (CEL). Gates Land Company, Bear Creek Land, LLC and the ranches operate as divisions of Cody. Collectively, these entities, along with CEL, are referred to as "the Company."

      Cody is wholly owned by the Gates Family Foundation (2%) and Gates Family trusts and family members (98%) (See Note. 12.)

      CEL has two subsidiary companies, Cody Oil & Gas Inc. and Cody Texas, L.P. Cody Texas, L.P. is the general partner of five oil and gas limited partnerships, which are consolidated for financial statement purposes.

      The Company operates in four segments: oil and gas, hospitality, ranching, and land sales. The oil and gas operations represent over 90% of all identifiable segments. Cody Company does not consider marketable securities, receivables related to sale of marketable securities and cash surrender life insurance and income tax receivables as part of a reportable segment.

      Nature of Business - The Company's operating activities primarily consist
      ------------------
      of oil and gas exploration, development and production in Texas, New Mexico, Oklahoma, and Louisiana. The Company is also engaged in land development in Colorado; and dude and cattle ranches in Wyoming and Colorado. In 2000, the Company had no significant land development operations in Colorado. In addition, the Company holds for investment purposes various stocks and bonds.

      Basis of Consolidation and Presentation - The consolidated financial
      ---------------------------------------
      statements include the accounts of Cody and subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated.

      Use of Estimates - The preparation of the Company's consolidated financial
      ----------------
      statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      The Company's financial statements are based on a number of significant estimates, including oil and gas reserve quantities which are the basis for the calculation of depreciation, depletion and impairment of oil and gas properties. CEL's reserve estimates were prepared by an independent petroleum engineering firm. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories. In addition, recoverable reserves are directly correlated to the market price of oil and gas, which have been very volatile in

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Information for periods subsequent to December 31, 2000 is audited)



     recent years. Accordingly, CEL's oil and gas reserve estimates are expected to change as future information becomes available and with changes in the market price of oil and gas.

     Cash and Cash Equivalents - The Company considers all highly liquid debt
     -------------------------
     instruments purchased with an initial maturity of three months or less to be cash equivalents.

     Marketable Securities and Related Receivables and Other Liabilities -
     -------------------------------------------------------------------
     Marketable securities are accounted for in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Pursuant to SFAS No. 115, the Company's securities are classified as available-for-sale based on management's intent. Investment securities are stated at market value, with unrealized gains and losses, net of applicable income taxes, reported as a separate component of stockholder's equity. These securities are primarily comprised of government and municipal bonds.

     In 1994, a portion of the Company's securities was sold short. Subsequent to June 30, 2001, the Company closed the short sale transaction. This amount is reflected as receivables, sale of securities. Also, at June 30, 2001 and December 31, 2000, the Company has a related note payable, the outstanding balance of which is $6,779,000 and $7,275,000, respectively. This amount is reflected as "other current liabilities" in the Company's balance sheet. This balance was also repaid after June 30, 2001.

     Notes Receivable - Notes receivable arise from sales of commercial property
     ----------------
     and are classified in accordance with the term of the related agreement. Generally, the notes are collateralized by the underlying property.

     Oil and Gas Properties - The Company follows the successful efforts method
     ----------------------
     of accounting for oil and gas properties. Under the successful efforts method, costs of productive wells, development dry holes, and productive leases are capitalized and amortized on a unit of production basis over the life of remaining related reserves. Cost centers for amortization purposes are determined on a field-by-field basis. Management estimates that the salvage value of lease and well equipment will approximately offset the future liability for plugging and abandonment of the related wells. Accordingly, no accrual for such costs has been recorded. Productive wells, development dry holes, and productive leasehold costs are evaluated periodically and any impairments in value are charged to expense (Note 6).

     Oil and gas leasehold costs are capitalized when incurred. Unproved properties are evaluated periodically and any impairments in value are charged to expense.

     Exploratory expenses, including geological and geophysical expenses and annual delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful.

     Ranches and Other Property and Equipment - Ranch improvements, livestock,
     ----------------------------------------
     and other property and equipment (consisting primarily of furniture, fixtures, and computers) are depreciated and amortized by the straight-line method based on useful lives ranging from 31 years for ranch improvements and 3 to 7 years for livestock and other properties and equipment.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2001 is unaudited)



      Revenue Recognition - The Company recognizes oil and gas revenues as it is
      -------------------
      produced. Purchase, sale, and transportation of natural gas and crude oil are recognized upon completion of the sale and when transported volumes are delivered. Land sales of Gates Land Company are recognized upon completion of the sale under the full accrual method.

      Income Taxes - The provision for income taxes has been determined using
      ------------
      the liability method required by SFAS No. 109, Accounting for Income Taxes. Under this statement, a current or deferred income tax asset or liability is recognized, subject to certain limitations, for the tax consequences of all events recognized in the financial statements. The deferred income tax asset or liability is measured by the provisions of enacted tax law.

      Concentration of Market and Credit Risk - Financial instruments which
      ---------------------------------------
      subject the Company to concentrations of credit risk consist principally of available-for-sale securities and receivables. The Company's policy is to evaluate, prior to entering agreements, each purchaser's and partner's financial condition. The Company sells to purchasers with different geographic and economic characteristics. Receivables are generally uncollateralized, are from purchasers and partners and are predominantly from oil and gas companies generally located in southwestern region of the United States.

      Unaudited Information - The consolidated balance sheet as of June 30, 2001
      ---------------------
      and the consolidated statement of operations for the six month periods ended June 30, 2001 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of June 30, 2001 and the results of operations for the six months then ended.

      New Accounting Pronouncements - In June 2001, the Financial Accounting
      -----------------------------
      Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are:
      1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. The Company does not believe that the adoption of these statements will have a material effect on its financial position, results of operations, or cash flows.

      In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations." SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2001 is unaudited)



     Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. At this time, the Company cannot reasonably estimate the effect of the adoption of this statement on its financial position, results of operations, or cash flows.

     In August 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.


     The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. At this time, the Company cannot estimate the effect of this statement on its financial position, results of operations, or cash flows.


2.   Acquisitions:
     ------------

     In 2000, CEL acquired working interest in the Raymondville Field for approximately $11.3 million. The Raymondville Field includes six producing wells. CEL also acquired a working interest in the Lopeno Field for approximately $10.9 million in cash in 2000. The Lopeno Field includes 34 producing wells.

3.   Marketable Securities and Investment Income:
     -------------------------------------------

     Marketable securities as of June 30, 2001 and December 31, 2000 consist of the following (in thousands):

                                                                                Unrealized       Marketable
                                                                   Cost            Gain          Securities
                                                              ---------------  --------------  ---------------
       June 30, 2001
       -------------

       Fixed income bonds and securities                      $     33,204     $       236     $     33,440

       December 31, 2000
       ------------------

       Fixed income bonds and securities                      $     34,209     $       350     $     34,559

      Fixed income securities generally consist of government and municipal bonds.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Information for periods subsequent to December 31, 2000 is unaudited.)


    Investment income consists of dividends and interest.





4.    Accounts Receivable:
      -------------------

        Accounts receivable are comprised of the following:

                                                                                     June 30,          December 31,
                                                                                       2001               2000
                                                                                  ----------------   --------------
                                                                                             ($ in 000's)
           Oil and gas sales, net of allowance for doubtful accounts of $0
                 and $12                                                          $       9,500      $       9,633
           Joint interest billings, net of allowance for doubtful accounts of
                 $20 and $20                                                              1,399              1,654
           Other                                                                            639                253
                                                                                  -------------      -------------

                     Net accounts receivable                                      $      11,538      $      11,540
                                                                                  =============      =============

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2000 is unaudited)


5.    Property and Equipment:
      ----------------------

      Property and equipment, at cost, by significant categories are as follows:

                                                                                         June 30,         December 31,
                                                                                           2001               2000
                                                                                      -------------      --------------
                                                                                                 ($ in 000's)
           Oil and Gas Properties:
                 Producing properties                                                 $     186,855      $     177,655
                 Unevaluated                                                                  4,275              3,628
                 Well and field equipment                                                    40,680             40,096
                                                                                      -------------      -------------
                                                                                            231,810            221,379

                     Less accumulated depletion, depreciation and amortization             (120,370)          (111,853)
                                                                                      -------------      -------------

                                                                                      $     111,440      $     109,526
                                                                                      =============      =============
           Other:
                 Land and building in progress                                        $       4,879      $       2,535
                 Ranches                                                                     12,434             12,223
                 Other                                                                        9,695              9,707
                                                                                      -------------      -------------
                                                                                             27,008             24,465
                 Less accumulated depreciation and amortization                             (10,439)           (10,007)
                                                                                      -------------      -------------

                                                                                      $      16,569      $      14,458
                                                                                      =============      =============

6.    Impairment of Long-lived Assets:
      -------------------------------

      The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Impairment amounts are offset directly to the related assets.

      A substantial portion of the Company's long-lived assets are oil and gas producing properties. The Company evaluates these properties on a field-by-field basis by comparing estimated undiscounted future net cash flows to the net book value. If such comparisons are negative, then the properties are adjusted to their estimated fair value. Based upon this evaluation, CEL determined that no impairments were required at December 31, 2000 and June 30, 2001.

7.    Long-Term Debt:
      --------------

      The following is a summary of CEL's debt (in thousands):

                                                June 30,        December 31,
                                                  2001              2000
                                            ---------------   ----------------
            Note payable to bank
                                            $            50   $         22,700
                                            ===============   ================


      The Company has a note payable to the bank with available credit of $45 million. The note is due in quarterly installments plus interest commencing January 1, 2002 with the first principal payment due March 31, 2002. The interest rates fluctuate based on the bank's prime or Eurodollar rate as elected by CEL. The interest rates on various debt tranches were 6.02% (June 30, 2001) and 8.105% (December 31, 2000). The notes are collateralized by the Company's oil and gas properties including those held by the partnerships, and require CEL to maintain certain working capital and borrowing base ratios and impose limitations on dividends, interest, principal payments, acquisitions and sales of property.

      Future minimum maturities for subsequent years as of December 31, 2000, are as follows (in 000's):

           2001                                           $         -
           2002                                                 5,675
           2003                                                 5,675
           2004                                                 5,675
           2005                                                 5,675
                                                          -----------

                                                          $    22,700
                                                          ===========

      During the six months ended June 30, 2001, the Company repaid all its outstanding debt except for $50,000. This remaining $50,000 was repaid subsequent to June 30, 2001.

8.    Oil and Gas Derivatives:
      -----------------------

      At December 31, 2000, CEL was a party to several derivative agreements, primarily in the form of costless collars. The majority of these agreements expired in June 2001. Under these agreements, CEL is required to pay a third party a cash settlement equal to the excess of the New York Mercantile (NYMEX) settlement price over an agreed upon strike price for certain volumes of oil and gas. The Company receives cash from the third party when the NYMEX settlement price falls below the agreed upon strike price. The agreements are generally for 6 to 12-month periods. Prior to December 31, 2000, CEL designated these agreements as hedges up to the amount of actual production. In addition, CEL requires the NYMEX swap price to be at least 80% correlated with prices in its market.

                          CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2000 is unaudited)

      Effective January 1, 2001, the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Company did not designate the contracts for hedge accounting under SFAS 133, and therefore all realized and unrealized gains and losses have been immediately recorded in the Statement of Operations for the six months ending June 30, 2001.

      As of January 1, 2001, the fair value of the derivative instruments was approximately ($3,376,000). This amount is recorded, net of income tax benefit, in statement of operations as a cumulative effect from change in accounting principle.


      At June 30, 2001, CEL has one put option for which it receives payment from a third party equal to the excess of the strike price over the NYMEX settlement price for the option period on the specified volumes. If the NYMEX settlement price exceeds the strike price, no payment is exchanged. The fair value of this put option was $130,000 at June 30, 2001, and is recorded in current assets as the contract will expire within the next six months. All other contracts expired during the six months ended June 30, 2001. Recorded with Other Income is the Unrealized gain associated with the change in fair value of derivative instruments totaling $3,506,000 for the period. In addition, Other Income also includes realized losses of $1,738,000 associated with the settlement of derivative instruments that did not qualify for hedge accounting.


9.    Commitments and Contingencies:
      -----------------------------

      Significant Customer - CEL and a purchaser have executed long-term gas
      --------------------
      purchase agreements covering several properties. These agreements provide for CEL to sell produced gas at market responsive prices which are tied to published indexes and have a term for the life of production. Sales to this purchaser and its affiliate represented 11% and 12% of total oil and gas sales for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

      In addition, CEL sold 34% and 47% of its production to three other purchasers during the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

      Lease Arrangements - The Company leases its office space and equipment
      ------------------
      under noncancelable operating leases. Future minimum rental commitments, by year and in the aggregate, for operating leases are as follows as of December 31, 2000:

                                                           ($ in 000's)
                                                           --------------

               2001                                        $         563
               2002                                                  544
               2003                                                  522
               2004                                                   19
                                                           -------------

                                                           $       1,648
                                                           =============

         Rental expense was approximately $282,000 and $543,000 for the six months ended June 30, 2001 and the year ended December 31, 2000.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2000 is unaudited.)


         Partnership Commitments - Cody Texas, L.P. as general partner of five
         -----------------------
         limited partnerships is required to meet obligations of the partnerships if these partnerships do not generate sufficient cash flow. No payments were required under the terms of the partnership agreements in 2000 and the six months ended June 30, 2001.

         Employment Agreements - CEL is obligated under employment agreements
         ---------------------
         with senior management to provide specific severance amounts upon the occurrence of certain events. Also in connection with the merger of the Company, Cody has advised CEL's employees it will provide certain benefits to CEL's employees. Pursuant to these arrangements, CEL and Cody expensed $3,600,000 during 2000 and $9,568,000 during the six months ended June 30, 2001.

         Profit Sharing - CEL has a profit sharing plan for all employees based
         --------------
         on a percentage of adjusted income. Total expense under the plan was approximately $530,000 for the six months ending June 30, 2001, and $903,000 in 2000.

         Contingencies - Various Federal, state, and local laws and regulations
         -------------
         covering the release of waste materials into the environment affect the Company's operations and costs. Management believes it is in substantial compliance with environmental laws and the ultimate resolution of any claims or legal proceedings instituted against it will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

10.   Income Taxes:
      ------------

         Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Current deferred tax liabilities relate primarily to gains on securities ($11,800,000 at December 31, 2000), which have been deferred for tax purposes, but recognized for financial reporting in prior periods, net of deferred tax assets created primarily by severance arrangements ($1,200,000) and capital loss carryforwards ($400,000). Long-term tax liabilities differences are primarily due to intangible drilling costs, depreciation, depletion, and impaired properties totaling approximately $5,800,000, which are recorded in different periods for financial and tax reporting purposes.

         The provision for income taxes includes the following components:

                                              June 30,        December 31,
                                                2001              2000
                                           -------------     -------------

               Current expense             $       6,417     $       3,443
               Deferred tax expense                4,484               469
                                           -------------     -------------

                       Total               $      10,901     $       3,912
                                           =============     =============

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2000 is unaudited.)

         The difference between the U.S. Federal statutory rate and the Company effective tax rate is as follows:


                                                                June 30,        December 31,
                                                                  2001              2000
                                                               --------------  ---------------
               U.S. Federal statutory rate                         34%               34%
               State taxes                                          3%                2%
               Foreign taxes                                        1%                 -
               Tax exempt interest                                 (1%)              (4%)
               Non deductible merger expenses                       6%                 -
               Other                                               11%              (14%)
                                                               --------        ----------
               Tax expense per financial statements                54%               18%
                                                               ========        ==========



11.   Defined Contribution Plan:
      -------------------------

       The Company has a defined contribution plan which qualifies under Section 401(k) of the Internal Revenue Code. It covers all full-time employees at date of employment. Subject to maximums imposed by the Internal Revenue Service, the Company matches 100% of the employee's contributions up to 6% of the employee's annual compensation if the employee contributes at least 3% of annual compensation. All employer contributions are fully vested at the time of contribution. Company contributions were approximately $200,000 for the year ended December 31, 2000 and the six months ended June 30, 2001.

12.   Subsequent Event (Unaudited):
      ----------------------------

      Subsequent to June 30, 2001, the Company merged with a subsidiary of Cabot Oil & Gas Corporation. In the merger, total consideration was approximately $230 million, consisting of $181 million in cash and approximately 2,000,000 shares at Cabot Class A common stock valued at approximately $49 million. Prior to the merger, substantially all non-oil and gas related assets were distributed to an entity owned by the shareholders of the Cody Company. This entity is not affiliated with Cabot Oil & Gas Corporation.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2000 is unaudited.)


13.  Oil and Gas Producing Activities:
     --------------------------------

     Costs Incurred in Oil and Gas Producing Activities - Costs incurred in oil
     --------------------------------------------------
     and gas producing activities during the year ended December 31, 2000 are set forth below (in thousands):

                                                                       2000
                                                                   -----------
           Property acquisition costs (including lease and well
                 equipment):
                 Proved properties                                 $    25,278
                 Unproved properties                                     1,118
                                                                   -----------
                                                                   $    26,396

            Exploration costs                                      $     2,552
                                                                   ===========

            Development costs                                      $    18,101
                                                                   ===========

         Results of Operations for Oil and Gas Producing Activities - The
         ----------------------------------------------------------
         following table sets forth the direct results of operations from oil and gas producing and exploration activities (excluding corporate overhead, interest, and income taxes) for the year ending December 31, 2000 (in thousands).

                                                                        2000
                                                                   ------------
            Sales                                                  $     64,813
            Production costs                                            (16,582)
            Exploration expenses                                         (2,552)
            Depreciation, depletion and amortization                    (18,974)
                                                                   ------------

            Results of operations from producing and
              exploration activities (excluding corporate
              overhead and interest costs)                         $     26,705
                                                                   ============


14.      Estimated Proved Oil and Gas Reserves (unaudited):
         -------------------------------------------------

         Reserve information presented below is based upon reports prepared by independent petroleum reservoir engineers (Netherland, Sewell and Associates, Inc.). Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for periods subsequent to December 31, 2000 is unaudited.)


     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.

     Estimated Reserve Quantities - Net quantities of crude oil (including
     ----------------------------
     condensate and natural gas liquids) and natural gas for the Company as of the beginning and the end of the years ended December 31, 2000, as well as the changes in proved reserves, are set forth in the tables below (in thousands).

                                                         Oil             Gas
                                                        (bbls)          (mcf)
                                                      -----------     ----------
                                                            (in thousands)
           Total Proved Reserves:

           Balance, January 1, 2000                        8,741         70,046

             Revisions of previous estimates               2,891          4,123
             Sales of reserves                               (10)          (577)
             Extensions, discoveries, and purchases        1,593         40,516
             Production                                     (534)       (15,394)
                                                      ----------    -----------

           Balance, December 31, 2000                     12,681         98,714
                                                      ==========    ===========

           Proved Developed Reserves:

           Balance, January 1, 2000                        5,951         47,840
                                                      ==========    ===========

           Balance, December 31, 2000                      7,430         63,939
                                                      ==========    ===========


     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
     ---------------------------------------------------------------------------
     Reserves - The following tables set forth the computation of the
     --------
     standardized measure of discounted future net cash flows relating to proved reserves (in thousands). The standardized measure is the estimated future cash inflows from proved reserves less estimated future production and development costs and estimated future income taxes. Future cash inflows represent expected revenues from the production of proved reserves based on prices and any fixed determinable future escalation provided by contractual arrangements in existence at the fiscal year end. Escalation based on inflation, federal regulatory changes and supply and demand is not considered. Estimated future production and development costs related to future production of reserves are based on historical costs. Such costs include, but are not limited to, drilling development wells and installation of production facilities. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given to the effects of permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Information for periods subsequent to December 31, 2000 is unaudited.)

The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. It is not intended to be representative of the fair market value of proved reserves. The valuations of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

Future net cash flows presented below are computed using a year-end price of $26.80 per bbl for oil, $9.52 per MMBtu for gas, and $30.32 per bbl for natural gas liquids.

                                                                    For the Year
                                                                        Ended
                                                                      December 31,
                                                                        2000
                                                                    ------------
           Future cash inflows                                      $ 1,291,208
           Future production and development costs                     (345,460)
           Future income taxes payable to parent                       (289,987)
                                                                    -----------

           Net future cash flows                                        655,761
           10% annual discount for estimated timing of cash flows      (277,660)
                                                                    -----------

           Standardized measure of discounted future net cash flows $   378,101
                                                                    ===========

                         CODY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Information for periods subsequent to December 31, 2000 is unaudited.)


     The principal sources of the changes in the standardized measure of discounted future net cash flows are as follows (in thousands):

                                                                                For the Year
                                                                                   Ended
                                                                                 December 31,
                                                                                   2000
                                                                             ------------------
            Extensions, discoveries, additions                               $        26,221
            Acquisition of oil and gas reserves                                      133,622
            Sales and transfers net of production costs                              (48,230)
            Revisions in quantity estimates                                           22,856
            Sale of producing properties                                                (332)
            Changes in estimated future development costs                            (33,491)
            Previously estimated development costs incurred during the year            8,511
            Net change due to changes in prices and production costs                 271,495
            Net change in income taxes                                              (138,296)
            Accretion of discount                                                      9,443
            Other                                                                     31,867
                                                                             ---------------

            Net increase (decrease)                                                  283,666
            Beginning of year                                                         94,435
                                                                             ---------------

            End of year                                                      $       378,101
                                                                             ===============